Exhibit 99.1

FOR IMMEDIATE RELEASE

GETTY REALTY CORP. CLOSES $250 MILLION

PRIVATE PLACEMENT OF SENIOR UNSECURED NOTES

NEW YORK, NY, November 20, 2025 — Getty Realty Corp. (NYSE: GTY) (“Getty” or the “Company”) announced today that it has entered into agreements to issue $250 million of senior unsecured notes with a ten-year term and a fixed interest rate of 5.76% (the “Notes”).

The Notes are scheduled to fund on January 22, 2026, and proceeds will be used to repay amounts outstanding under the Company’s $450 million revolving credit facility (the “Revolver”) and for general corporate purposes, including to fund investment activity.

“This financing allows us to term out Revolver borrowings at an attractive rate, and create capacity for additional investment activity,” said Brian Dickman, Getty’s Chief Financial Officer. “Pro forma for the funding of the Notes, we will have full borrowing capacity under our Revolver, and our weighted-average debt maturity will be more than 6.0 years.”

The senior unsecured notes have not been, and will not be, registered under the U.S. Securities Act of 1933, as amended (the “Act”) or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act and applicable state securities laws.

This press release is for informational purposes only, does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Getty Realty Corp.

Getty Realty Corp. is a publicly traded, net lease REIT specializing in the acquisition, financing and development of convenience, automotive and other single tenant retail real estate. As of September 30, 2025, the Company’s portfolio included 1,160 freestanding properties located in 44 states across the United States and Washington, D.C.

Contacts:	Brian Dickman	Investor Relations
	Chief Financial Officer	(646) 349-0598
	(646) 349-6000	ir@gettyrealty.com